Exhibit 99.1

Revised Selected Financial and Other Data

The following table sets forth selected historical consolidated financial data as of the dates and for the periods indicated, which reflect one of the Company’s legacy online businesses and the Company’s expositions business as discontinued operations for comparability. The selected consolidated statement of operations data for the years ended December 31, 2012, 2011 and 2010 and selected consolidated balance sheet data as of December 31, 2012 and 2011 have been derived from our audited consolidated financial statements and related notes appearing elsewhere in this current report on Form 8-K. The selected consolidated statement of operations data for the years ended December 31, 2009 and 2008 and selected consolidated balance sheet data as of December 31, 2010, 2009 and 2008 have been derived from our consolidated financial statements which are not included in this current report on Form 8-K.

The results of operations for any period are not necessarily indicative of the results to be expected for any future period. The consolidated financial statements from which the historical financial information for the periods set forth below have been derived were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto appearing elsewhere in this current report on Form 8-K.

	Years Ended December 31,
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2012(1)	2011(2)	2010(3)	2009(4)	2008(5)
Statement of Operations Data:
Revenues	$5,407	$5,328	$4,935	$4,612	$4,551
Depreciation and amortization(6)	493	502	530	519	462
Operating income	880	726	673	195	340
Interest expense	390	449	619	605	650
Income/(loss) from continuing operations	242	61	146	(357)	(332)
Income/(loss) from continuing operations per common share (basic)	0.67	0.17	0.53	(1.30)	(1.46)
Income/(loss) from continuing operations per common share (diluted)	0.66	0.17	0.52	(1.30)	(1.46)
Cash dividends declared per common share	—	—	0.03	—	—

	December 31,
(IN MILLIONS)	2012	2011	2010	2009	2008
Balance Sheet Data:
Total assets	$14,585	$14,504	$14,429	$14,600	$15,091
Long-term debt including capital leases	6,579	6,762	8,550	8,640	9,320

(1)	Income for year ended December 31, 2012 included $85 million in restructuring charges and $121 million of charges associated with certain debt retirement transactions.
(2)

Income for year ended December 31, 2011 included $83 million in restructuring charges and $333 million of charges associated with the initial public offering of the Company’s common stock and related debt retirement transactions and Sponsor Agreement termination payments.

(3)

Income for year ended December 31, 2010 included $59 million in restructuring charges, $136 million of foreign currency transaction gains and $90 million of charges associated with certain debt retirement transactions.

(4)	The loss in the year ended December 31, 2009 included a goodwill and intangible asset impairment charge of $527 million and $60 million in restructuring charges.
(5)	The loss in the year ended December 31, 2008 included a goodwill impairment charge of $96 million and $118 million in restructuring charges.
(6)

Depreciation and amortization expense included charges for the depreciation and amortization of tangible and intangible assets acquired in business combinations of $145 million, $161 million, $196 million, $211 million and $208 million for the years ended December 31, 2012, 2011, 2010, 2009 and 2008, respectively.